EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF THE
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
BOSTON SCIENTIFIC CORPORATION

BOSTON SCIENTIFIC CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY:

1.    That the first sentence of Article FOURTH of the Second Restated Certificate of Incorporation of the Company is hereby amended in its entirety to read as follows:

“FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,050,000,000, of which (a) 2,000,000,000 shall be Common Stock, $.01 par value, the holders of which shall have one vote for each share so held; and (b) 50,000,000 shares shall be Preferred Stock, $.01 par value.”

2.    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS THEREOF, Boston Scientific Corporation has caused this Certificate to be signed by Paul W. Sandman, its Executive Vice President, Secretary and General Counsel this 31st day of March, 2006.

BOSTON SCIENTIFIC CORPORATION

By:	/s/
Paul W. Sandman
Executive Vice President, Secretary and General Counsel